Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-166996) pertaining to the Tengion, Inc. Amended and Restated 2004 Stock Incentive Plan,

(2)	Registration Statement (Form S-8 Nos. 333-166996, 333-173573, and 333-178864) pertaining to the Tengion, Inc. 2010 Stock Option and Incentive Plan, and

(3)	Registration Statement (Form S-3 No. 333-179293) pertaining to registration of its common stock preferred stock, debt securities, warrants, rights and units;

of our report dated March 26, 2013, with respect to the financial statements of Tengion, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

 /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 26, 2013